Exhibit (a)(1)(ii)

Supplement dated February 16, 2016, to

the Offer to Purchase dated January 29, 2016

LBG Capital No. 1 plc

Offer to Purchase for Cash Any and All of the Outstanding

LBG Capital No. 1 plc 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes (ISIN XS0473106283 and XS0471767276)

and

LBG Capital No. 1 plc 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes (ISIN XS0473103348 and XS0471770817)

THE OFFER (as defined below) will expire AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 2, 2016 (such time and date, as the same may be extended, THE “EXPIRATION DEADLINE”). ECNs (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DEADLINE (such time and date, as the same may be extended, the “Withdrawal deadline”), BUT NOT thereafter.

This Supplement (this “Supplement”) amends, modifies and supersedes certain information included in the offer to purchase, dated January 29, 2016 (the “Original Offer to Purchase” and together with this Supplement, the “Offer to Purchase”) relating to an offer (the “Offer”) by LBG Capital No. 1 plc (the “Offeror”), an indirect wholly owned subsidiary of Lloyds Banking Group plc (“LBG”), on the terms and conditions described in the Offer to Purchase, for any and all of the outstanding (1) 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes issued by LBG Capital No. 1 and fully and unconditionally guaranteed by LBG (the “Series 1 ECNs”) and (2) 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes issued by LBG Capital No. 1 and fully and unconditionally guaranteed by LBG (the “Series 2 ECNs” and, together with the Series 1 ECNs, the “ECNs”).

The information set forth under “Incorporation of Documents by Reference” in the Original Offer to Purchase is amended and restated in its entirety to read as follows:

“LBG files annual, semiannual and special reports and other information with the SEC. You may read and copy any document that LBG files with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC on 1-800-SEC-0330 for further information on the Public Reference Room. The SEC’s website, at http://www.sec.gov, contains, free of charge, reports and other information in electronic form that we have filed. You may also request a copy of any filings referred to below (excluding exhibits) at no cost, by contacting us at 25 Gresham Street, London EC2V 7HN, United Kingdom, telephone +44 207 626 1500.

This Offer to Purchase incorporates by reference the documents listed below, which LBG has previously filed with or furnished to the SEC. These documents contain important information about LBG and its financial condition, business and results.

•	LBG’s annual report (the “Annual Report”) for the fiscal year ended December 31, 2014 on Form 20-F filed with the SEC on March 12, 2015 pursuant to the Exchange Act, including the audited consolidated annual financial statements of the Group, together with the audit report thereon;

•	LBG’s report on Form 6-K filed with the SEC on March 31, 2015, including an update on certain of the Group’s enhanced capital notes;

•	LBG’s report on Form 6-K filed with the SEC on June 3, 2015, disclosing the results of the hearing for declaratory judgment on certain of the Group’s enhanced capital notes;

•	LBG’s report on Form 6-K filed with the SEC on July 31, 2015, including the interim results for the Group for the six months ended June 30, 2015;

•	LBG’s report on Form 6-K filed with the SEC on October 28, 2015, including the interim results for the Group for the nine months ended September 30, 2015;

•	LBG’s report on Form 6-K filed with the SEC on October 28, 2015, disclosing the Group’s capitalization and indebtedness on a consolidated basis as at September 30, 2015;

•	LBG’s report on Form 6-K filed with the SEC on December 10, 2015, disclosing the decision of the Court of Appeal in respect to certain of the Group’s enhanced capital notes;

•	LBG’s report on Form 6-K filed with the SEC on February 9, 2016, disclosing an update on the decision of the Court of Appeal in respect to certain of the Group’s enhanced capital notes; and

•	LBG’s report on Form 6-K filed with the SEC on February 9, 2016, disclosing a further update on the decision of the Court of Appeal in respect to certain of the Group’s enhanced capital notes.

We have also filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.”

The information set forth in subparagraph (c) under “The Offer—Terms of the Offer—Offer Conditions” on page 13 of the Original Offer to Purchase is amended and restated to read as follows:

“(c) there shall not have occurred: (i) any general suspension of or limitation on prices for trading in securities in the United Kingdom or the U.S. securities or financial markets; (ii) any disruption in the trading of the ordinary shares of the Offeror; (iii) any disruption in securities settlement, payment or clearing services in the United Kingdom or the United States; (iv) a declaration of a banking moratorium or any suspension of payments with respect to banks in the United Kingdom or the United States; or (v) a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United Kingdom or its citizens or the United States or its citizens.”

The information set forth in the summary box under “Summary of the Terms of the Offer—Purpose of the Offer” in the Original Offer to Purchase is amended and restated in its entirety to read as follows:

Purpose of the Offer

In 2009, the Group undertook a significant capital raising exercise which included the issuance of approximately £8.4 billion of enhanced capital notes, including the ECNs.

Approximately £3.3 billion in aggregate principal amount of these enhanced capital notes remain outstanding as at the date of this document.

The enhanced capital notes were issued for the purpose of counting as “stress test” core capital of the Group. Pursuant to the terms and conditions of the ECNs (the “Conditions”), should any series of enhanced capital notes cease to be taken into account for the purposes of any “stress test” applied by the Prudential Regulatory Authority (“PRA”) in the circumstances more fully described in Condition 8(e) of the ECNs, the issuer of the relevant series of ECNs has the ability to exercise the Regulatory Call Right (as defined herein).

The ECNs were not taken into account as core capital for the most recent PRA stress tests, the results of which were published on December 16, 2014 and December 1, 2015. As confirmed by the Civil Division of the English Court of Appeal on December 10, 2015, a Capital Disqualification Event has occurred and the Regulatory Call Right is available to each of the issuers of the enhanced capital notes. The ECN trustee sought permission to appeal directly from the Supreme Court and such permission was granted on February 8, 2016, with the hearing date fixed for March 21, 2016. See “Risk Factors—The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer”.

The Offer and the Concurrent Non-U.S. Tender Offers (together, the “Tender Offers”) provide eligible holders of the relevant series of enhanced capital notes (including the Holders of the ECNs) with a means to tender their enhanced capital notes at a price which is higher (or in the case of certain series of enhanced capital notes redeemable at a make-whole premium, at a price that is expected to be higher) than the contractual redemption price at which the relevant issuer of the enhanced capital notes is entitled to redeem such enhanced capital notes upon an exercise of the Regulatory Call Right.

On January 29, 2016, the issuers of the enhanced capital notes issued redemption notices in respect of certain series of enhanced capital notes which are not the subject of the Tender Offers and which were prioritized for redemption following the liability management exercise conducted in 2014. The redemption of those enhanced capital notes occured on February 9, 2016. Subject to the satisfaction of the conditions set out in Condition 8(b) of the ECNs, following the completion of the Offer, the Offeror will exercise the Regulatory Call Right and issue notices to redeem any ECNs that remain outstanding after the Offer. See “Risk Factors—The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer”. The Group has received permission from the PRA, under Article 78 of the Capital Requirements Regulation (Regulation 575/2013/EU), for the redemption of all series of ECNs outstanding.

The information set forth under “Risk Factors—Risks relating to the Offer—The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer” in the Original Offer to Purchase is amended and restated in its entirety to read as follows:

The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer.

The ECNs were issued, together with other enhanced capital notes, for the purpose of counting as “stress test” core capital of the Group. Pursuant to the relevant Conditions, should any series of ECNs cease to be taken into account for the purposes of any “stress test” applied by the PRA in the circumstances more fully described in Condition 8(e) of the ECNs, the Offeror has the right, in certain circumstances and subject to various conditions as described in Condition 8(b) of the ECNs, to call the ECNs at par (the “Regulatory Call Right”).

The ECNs were not taken into account as core capital for the December 2014 PRA stress test. On December 16, 2014, the Group therefore announced that it intended to seek permission to redeem certain series of ECNs that had been the subject of prior liability management exercises.

The trustee acting for the holders of the ECNs under the terms of the ECNs (the “ECN trustee”), subsequently sought a declaratory judgment in respect of the interpretation of certain terms of the ECNs. On June 3, 2015, the High Court in London found that a Capital Disqualification Event (as defined in the Conditions) had not occurred and, as a result, the Offeror was not entitled to exercise the Regulatory Call Right. The Offeror filed an appeal and, on December 10, 2015, the Court of Appeal unanimously found in its favour and declared that a Capital Disqualification Event had occurred. The ECN trustee was refused permission by the Court of Appeal to appeal to the Supreme Court of the United Kingdom against this decision. The ECN trustee sought permission to appeal directly from the Supreme Court and such permission was granted on February 8, 2016, with the hearing date fixed for March 21, 2016.

Unless the Supreme Court reverses the decision of the Court of Appeal and determines that a Capital Disqualification Event had not occurred, the Offeror of the ECNs will continue to have the right to exercise the Regulatory Call Right in relation to each series of ECNs at par.

The Group has received permission from the PRA, under Article 78 of the Capital Requirements Regulation (Regulation 575/2013/EU), for the redemption of all series of ECNs outstanding. See also the section of this document entitled “Rationale for the Offer”. On January 29, 2016, the issuers of the enhanced capital notes issued redemption notices in respect of certain series of enhanced capital notes which are not the subject of the Tender Offers and which were prioritized for redemption following the liability management exercise conducted in 2014. The redemption of those enhanced capital notes occured on February 9, 2016.

Subject to the satisfaction of the conditions set out in Condition 8(b) of the ECNs, following completion of the Offer, the Offeror will exercise the Regulatory Call Right and issue notices to redeem any ECNs that remain outstanding after the Offer. Such redemption price will be lower than the relevant Purchase Price. However, if the Supreme Court determines that a Capital Disqualification Event had not occurred, and such determination takes place after the redemption of the relevant series of ECNs pursuant to the Regulatory Call Right, as a result of which damages or another remedy were to be available, the value of such damages or other remedy to holders whose ECNs are so redeemed may be higher than the relevant Purchase Price paid to holders whose ECNs are tendered and accepted for purchase pursuant to the Offer.

The Group confirmed on February 9, 2016, that, if the Supreme Court were to determine that a Capital Disqualification Event had not occurred in relation to the ECNs, it would compensate fairly the Holders of the ECNs whose securities are redeemed by the Offeror for losses suffered as a result of such early redemption.

To the extent the Court of Appeal’s decision is reversed after the Expiration Deadline, tendering holders will not have any withdrawal rights and they will not be able to withdraw or otherwise revoke their tenders. In addition, by submitting a valid Tender Instruction, a holder of ECNs will, to the extent permitted by law, waive and release any rights or claims it may have against the Offeror and/or any other member of the Group with respect to such ECNs and will not have any further or other claims or actions with respect to such ECNs (including, without limitation, following any decision of the Supreme Court). See “The Offer—Procedures for participating in the Offer”.

The information set forth under “Rationale for the Offer” in the Original Offer to Purchase is amended and restated in its entirety to read as follows:

Background to the Offer

In 2009, the Group undertook a significant capital raising exercise which included the issuance of approximately £8.4 billion of enhanced capital notes, including the ECNs. Approximately £3.3 billion in aggregate principal amount of these enhanced capital notes remain outstanding as at the date of this document.

The enhanced capital notes were issued for the purpose of counting as “stress test” core capital of the Group. Pursuant to the relevant Conditions, should any series of enhanced capital notes cease to be taken into account for the purposes of any “stress test” applied by the PRA in the circumstances more fully described in Condition 8(e) of the ECNs, the issuer of the relevant series of ECNs has the ability to exercise the Regulatory Call Right.

The ECNs were not taken into account as core capital for the most recent PRA stress tests, the results of which were published on December 16, 2014 and December 1, 2015. As confirmed by the Civil Division of the English Court of Appeal on December 10, 2015, a Capital Disqualification Event has occurred and the Regulatory Call Right is available to each of the issuers of the enhanced capital notes. The ECN trustee sought permission to appeal directly from the Supreme Court and such permission was granted on February 8, 2016, with the hearing date fixed for March 21, 2016. See “Risk Factors—The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer”.

The Offer

The Group is today launching the Offer and the Concurrent Non-U.S. Tender Offers (together, the “Tender Offers”). The Tender Offers provide eligible holders of the relevant series of enhanced capital notes (including the Holders of the ECNs) with a means to tender their enhanced capital notes at a price which is higher (or in the case of certain series of enhanced capital notes redeemable at a make-whole premium, at a price that is expected to be higher) than the contractual redemption price at which the relevant issuer of the enhanced capital notes is entitled to redeem such enhanced capital notes upon an exercise of the Regulatory Call Right.

Redemption

The issuers of the enhanced capital notes issued redemption notices in respect of certain series of enhanced capital notes which are not the subject of the Tender Offers and which were prioritized for redemption following the liability management exercise conducted in 2014. The redemption of those enhanced capital notes occurred on February 9, 2016.

Subject to the satisfaction of the conditions set out in Condition 8(b) of the ECNs, following completion of the Offer, the Offeror will exercise the Regulatory Call Right and issue notices to redeem any ECNs that remain outstanding after the Offer. See “Risk Factors—The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer”. The Group has received permission from the PRA, under Article 78 of the Capital Requirements Regulation (Regulation 575/2013/EU), for the redemption of all series of ECNs outstanding.

The information set forth in the first paragraph under “The Offer—Withdrawal Rights” on page 14 of the Original Offer to Purchase is amended and restated to read as follows:

“Validly tendered ECNs and any Tender Instruction relating thereto, may be withdrawn at any time prior to 11:59 p.m., New York City time, on March 2, 2016. Holders may not rescind their withdrawal of tenders of ECNs, and any ECNs properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn ECNs may, however, be re-tendered by again following the procedures described herein at any time prior to the Expiration Deadline. In addition, if not previously returned, you may withdraw ECNs that you tender that are not accepted for purchase after the expiration of 40 business days following the commencement of the Offer.”

The information set forth in subparagraph (a) under “The Offer—Acknowledgements, Representations, Warranties and Undertakings” on page 14 of the Original Offer to Purchase, is deleted in its entirety.

The information set forth under “The Offer—Amendment and Termination” on page 17 of the Original Offer to Purchase, is amended and restated in its entirety to read as follows:

“Notwithstanding any other provision of the Offer, the Offeror may, subject to applicable laws, at its option, at or before the Expiration Deadline:

(a) extend the Expiration Deadline or re-open the Offer, as applicable (in which case all references in this Offer to Purchase to “Expiration Deadline” shall, unless the context otherwise requires, be to the latest date and time to which the Expiration Deadline has been so extended or the Offer re-opened);

(b) otherwise extend, re-open or amend the Offer in any respect (including, but not limited to, any extension, re-opening, increase, decrease or other amendment, as applicable, in relation to the Expiration Deadline and/or the Settlement Date);

(d) delay acceptance for purchase of, and payment for, ECNs validly tendered for purchase in the Offer until satisfaction or waiver (if permitted) of the conditions to the Offer;

(e) terminate the Offer in respect of any series of ECNs, including with respect to Tender Instructions submitted before the time of such termination; and/or

(f) in respect of any series of ECNs, choose not to accept all valid tenders received by the Tender Agent prior to the Expiration Deadline.

The Offeror also reserves the right at any time to waive, where permissible, any or all of the conditions of the Offer as set out in this Offer to Purchase.

The Offeror will ensure holders are notified of any such extension, re-opening, amendment or termination as soon as is reasonably practicable after the relevant decision is made through RNS. Any announcement of an extension of the Offer will be made prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Deadline.

Notwithstanding the irrevocability of all Tender Instructions, on the termination of the Offer, all Tender Instructions will be deemed to be withdrawn automatically.”

The information set forth under “The Offer—Irregularities” on page 18 of the Original Offer to Purchase is amended and restated in its entirety to read as follows:

“All questions as to the validity, form and eligibility (including the time of receipt) of any Tender Instruction, tenders of ECNs or revocation or revision thereof or delivery of ECNs will be determined by the Offeror in its sole discretion, which determination will be final and binding. The Offeror reserves the absolute right to reject any and all Tender Instructions not in proper form or for which any corresponding agreement would, in its opinion, be unlawful. None of the Offeror, LBG, the Dealer Managers or the Tender Agent shall be under any duty to give notice to holders, Direct Participants or beneficial owners of any irregularities in Tender Instructions.”

This Supplement should be read in conjunction with the Original Offer to Purchase. Except for the changes described herein, all other terms of the Original Offer to Purchase remain the same.

NEITHER THE OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TENDER AGENT

Lucid Issuer Services Limited
Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

Attn: Sunjeeve Patel/Paul Kamminga

Tel: +44 20 7704 0880
email: lbg@lucid-is.com

Any questions or requests for assistance or additional copies of this Supplement or the Original Offer to Purchase may be directed to the Tender Agent and any questions regarding the terms of the Offer may be directed to the Dealer Managers listed below.

JOINT LEAD DEALER MANAGERS

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, NY 10019

United States

In the United States:

U.S. Toll-Free: +1 (888) 210-4358

Collect: +1 (212) 841-3059

Email: liability.management@bnpparibas.com

Attn: Liability Management Group

In Europe:

Tel: +44 (0) 20 7595 8668

Email: liability.management@bnpparibas.com

Attention: Liability Management Group

Deutsche Bank Securities Inc.

60 Wall Street

New York

New York 10005

United States

In the United States

Attention: Liability Management Group

Telephone: +1 (212) 250 2955 (Collect)

+ (866) 627 0391 (US Toll Free)

In Europe

Attention: Liability Management Group

Email: liability.management@db.com

Telephone: +44 20 7545 8011

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

United States

In the United States:

Toll-free: +1 (800) 828-3182

Collect: +1 (212) 902-5183

Attn: Liability Management Group

In Europe:

Tel: +44 (0) 20 7774 9862

Email: liabilitymanagement.eu@gs.com

Lloyds Securities Inc.

1095 Avenue of the Americas

New York, NY 10036

United States

Toll-Free: +1 (855) 400-6511

Collect: +1 (212) 827-3105

Email: liability.management@lloydsbanking.com

 Attn: Liability Management Group

Merrill Lynch, Pierce, Fenner & Smith Incorporated

214 N. Tryon Street, 21st Floor

Charlotte, NC 28255

United States

In the United States:

Collect: +1 (980) 388-4813

Toll Free: +1 (888) 292-0070

Attn: Debt Advisory

In Europe:

Toll: +44 (0) 20 7996 5698

Email: DG.LM_EMEA@baml.com

Attn: Liability Management Group

UBS Limited 1 Finsbury Avenue London EC2M 2PP United Kingdom Attention: Liability Management Group Telephone: +1 (203) 719 4210 (Collect) +1 (888) 719 4210 (US Toll Free)

Supplement dated February 16, 2016, to the Offer to Purchase dated January 29, 2016.